Exhibit 10.1

CUENTAS INC.

235 Lincoln Road, Suite 210

Miami Beach, FL 33139

April 30, 2024

Alain Ghial

Sekur Private Data Ltd. (SWISF)
First Canadian Place

Suite 5600 100 King Street West Toronto,
ON M5X 1C9, Canada Attention: Alain
Ghiai, Chairman & CEO

Mr. Ghiai:

This letter of intent will serve to set forth and confirm the preliminary discussions and negotiations between Sekur Private Data Ltd. (SWISF), a Canada corporation, and its USA subsidiary, Sekur Private Data Inc., a Delaware corporation, whose common stock is quoted and traded on the Canadian Securities Exchange, the OTC Market Group Inc’s OTCQB Market and the Frankfurt Stock Exchange under the ticker symbols SKUR,SWISF and GDT0, and Cuentas Inc., a Florida corporation whose common stock is listed on OTC Markets Group, Inc.’s Pink Open Market under the ticker symbol CUEN (“Cuentas”), with respect to the possible share issuance by SWISF pursuant to which Cuentas would acquire a number of restricted shares of SWISF common stock, representing 30,000,000 shares of SWISF common stock (the “SWISF TOTAL EXCHANGE”) which would be issued by SWISF to Cuentas upon completion of the two transactions.

The first transaction would create an SPA for the issuance of 5,000,000 shares of SWISF common stock (the “SWISF SPA Shares”), in exchange for $500,000 which will be used for SWISF working capital (the “500K FUNDING”).

The second transaction would be the issuance of 25,000,000 shares of SWISF common stock (the “SWISF MVNO Exchange Shares”), in exchange for transfer of the Cuentas MVNO Agreement and FCC 214 license, estimated to have an independent valuation of $5 million, with a 50% discount for this transaction, yielding a transfer value of $2.5 million (the “MVNO Exchange”). All dollar figures in this letter of intent are US dollars unless specifically noted.

The SWISF transaction price for these transactions is set at a premium of $0.10 per share even though the current share price is $0.062 and the premium price of $0.10 per share shall be maintained even if SWISF share price increases or decreases between now and final execution of agreements.

SWISF and Cuentas desire to proceed as promptly as practicable with the due diligence investigations contemplated hereby and negotiations to attempt to enter into a definitive agreement, the general terms and conditions of which are set forth below. This letter of intent does not contain all matters on which agreement must be reached in order for the consummation of the proposed SWISF TOTAL EXCHANGE. This letter of intent is intended solely as an outline of certain material terms, except with respect to the provisions of Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, 13 and 14 which are intended to be binding.

1. Merger or Other Business Combination. The proposed Share Issuance is not a preliminary step towards a Corporate Merger or other business transaction between the parties. If after the closing of the Share Exchange or during the course of the due diligence investigations contemplated hereby, the parties may elect to pursue on terms and conditions specified hereinto conditions mutually acceptable set forth in a separate letter of intent, SWISF shall take all action required to obtain the required regulatory and corporate consent, including SWISF shareholders’ consent, if necessary, for the Share Exchange and proposed transactions.

2. Each of Cuentas and SWISF agree that following the execution of the Definitive Agreement for the Share Issuance, the Parties may agree to have completed the due diligence to their satisfaction.

3. SPA. Following the execution of the Definitive Agreement and the closing of the MVNO Exchange, Cuentas and SWISF shall execute a SPA for the issuance of 5,000,000 shares of SWISF common stock (the “SWISF FUNDING Shares”), in exchange for $500,000 which will be used for SWISF working capital (the “500K FUNDING”). The SPA shall be structured with terms and conditions specified on Appendix B.

4. Breakup Fee. None. the transactions should close concurrently, which should remove the need to unwind any SPA. Should the SPA close before the MVNO Exchange, the MVNO Exchange transaction shall be irreversible.

5. Definitive Agreement; Timeline for Closing. Promptly after the date of the Company’s acceptance of this letter of intent, the parties will engage in negotiations with a view toward executing a mutually satisfactory definitive agreement with respect to the proposed SWISF TOTAL EXCHANGE, MVNO Exchange and the SPA (the “Definitive Agreement”) on or before May 15h, 2024 it being understood that the Share Exchange and SPA will close on or before May31, 2024. The Definitive Agreement will contain, among others, the following terms:

a. representations, warranties, covenants, and conditions of the parties that are customary for transactions of the type described herein;

b. that the respective representations and warranties of the parties in the Definitive Agreement will survive the Closing for a period to be agreed by the parties; and

c. the parties’ respective indemnification obligations under the Definitive Agreement which will be subject to such baskets, caps and other limitations as are agreed by the parties.

6. Exclusivity. Each of Cuentas and SWISF, on its own behalf and on behalf of its affiliates, directors, officers, partners, employees, advisors, agents and representatives, agrees that until termination of this letter of intent, it will not, directly or indirectly, (a) make, solicit or encourage any offer, or otherwise provide any assistance in any way in aid of any offer or proposal, (b) engage in any negotiations or discussions with any person or (c) provide any information to, or otherwise cooperate in any way with, any person, for the sale, lease or transfer (or similar transaction) of all or any part of its business or assets. For that of any subsidiary, or any equity interests therein or in any subsidiary, to any person or entity other than the other party hereto. Notwithstanding the foregoing, either of SWISF and Cuentas may respond to inquiries or other expressions of interest without being deemed to have violated this Section to the extent such party does not solicit, initiate or encourage such inquiries or other expressions of interest, and any response is limited to informing the person making the inquiry or other expression of interest that it has entered into a letter of intent regarding the proposed Share Exchange and is prohibited from further discussing or entertaining any alternative proposals. Notwithstanding the foregoing, SWISF is not restricted from issuing equity securities in connections with financings, public offerings or issuing options under its active stock option plan. This exclusivity will be for a period of 30 days from signing the letter of intent.

7. Due Diligence Review. From the date of your acceptance of this letter of intent through the earlier of (a) execution of the Definitive Agreement or (b) termination of this letter of intent in accordance with Section 10 below, the parties will cooperate with the due diligence investigation of the other party and its properties, assets and business and will provide the other party and its representatives with reasonable access during normal business hours to employees of the parties and to books, records, contracts and other information pertaining to the other party and its properties, assets and business.

8. Confidential Transaction/Public Disclosure. The parties agree to keep the proposed Share Exchange and negotiations strictly confidential. Further, no party will make or issue any public statement or announcement with respect to the proposed Share Exchange, the negotiations concerning the proposed Share Exchange or the existence or terms of this letter of intent without the prior written approval of the other, and the discussions between the parties will remain confidential, except to the extent that disclosure is otherwise required by law, the rules of any applicable stock exchange or judicial process. In the event that either party hereto determines disclosure is required by law, the rules of any applicable stock exchange or judicial process, it will promptly give notice to the other party hereto of such determination and use its best efforts to allow the other party to review the proposed form of public disclosure. The parties further acknowledge that the other party and its affiliates are involved and will continue to be involved in many aspects of the same business that the other party is engaged in, and that Cuentas and SWISF may from time to time be in competition with each other.

9. Termination. This letter of intent will automatically terminate if the Definitive Agreement addressing the Share Exchange has not been executed and delivered by the parties by 5:00 p.m., Eastern Time, on May 7, 2024, and thereafter, if the transactions contemplated thereby have not closed by May 31, 2024. provided, however, that the provisions of Section 4, 5, 6, 7, 8, 9, 10, 11, 12, 13 and 14 will survive such termination of this letter of intent. In any event, this letter of intent will terminate upon execution of the Definitive Agreement. No termination of this letter of intent will release any party hereto from liability for any breach of these provisions.

10. Governing Law. This letter of intent will be governed by and construed in accordance with the substantive laws of the State of Florida, without giving effect to any choice of laws principles.

11. Jurisdiction and Venue. Any process against a party hereto in, or in connection with, any proceeding arising out of or relating to this letter of intent may be served personally or by certified mail at such party’s principal place of business with the same effect as though served on it personally. Any and all proceedings arising out of this letter of intent will be brought in the United States District Court for the Southern District of Florida, Miami Division, or in any court of appropriate jurisdiction in Dade County, Florida and each party hereby submits to and accepts the jurisdiction of such courts for the purpose of any such proceeding.

12. Expenses. Each party hereto will be responsible for and bear all its own costs and expenses incurred at any time in connection with pursuing, negotiating or consummating the proposed Share Exchange, including without limitation, the preparation, negotiation and execution of this letter of intent.

13. Counterparts. This letter of intent may be executed in any number of counterparts, and may be delivered in person, by first class mail, by facsimile or by Portable Document Format (“PDF”). Each such original, facsimile copy or PDF copy, when so executed and delivered, will be deemed to be an original, and all of which taken together will constitute one and the same instrument.

14. Nonbinding Agreement. THIS LETTER OF INTENT IS NOT, AND YOUR ACCEPTANCE HEREUNDER DOES NOT CONSTITUTE, AN AGREEMENT TO CONSUMMATE THE PROPOSED SHARE EXCHANGE DESCRIBED HEREIN, OR ANY AGREEMENT TO ENTER INTO A FORMAL CONTRACT WITH RESPECT TO SUCH PROPOSED SHARE EXCHANGE. IT IS UNDERSTOOD THAT THIS LETTER OF INTENT IS MERELY A STATEMENT OF INTENT AND WHILE THE PARTIES APPEAR TO AGREE IN PRINCIPLE TO THE CONTENTS HEREOF AND PROPOSE TO PROCEED PROMPTLY TO WORK OUT ARRANGEMENTS WITH REGARD TO THE CONSUMMATION OF THE PROPOSED SHARE EXCHANGE CONTEMPLATED HEREBY, ANY LEGAL OBLIGATIONS BETWEEN THE PARTIES WITH RESPECT TO THE PROPOSED SHARE EXCHANGE WILL BE ONLY AS SET FORTH IN A DULY NEGOTIATED AND EXECUTED FORMAL WRITTEN CONTRACT IF THE PARTIES ARE SUCCESSFUL IN NEGOTIATING SAME. ACCORDINGLY, EXCEPT FOR THE PROVISIONS OF SECTIONS 4, 5, 6, 7, 8, 9, 10, 11, 12, 13 AND THIS SECTION 14, WHICH WILL BE BINDING UPON AND INURE TO THE BENEFIT OF EACH OF US AND OUR RESPECTIVE SUCCESSORS AND ASSIGNS, THIS LETTER OF INTENT DOES NOT CONSTITUTE A BINDING AGREEMENT NOR DOES IT CONSTITUTE AN AGREEMENT TO ENTER INTO AN AGREEMENT AND THE TERMS HEREOF ARE SUBJECT TO THE EXECUTION AND DELIVERY OF A DEFINITIVE AGREEMENT. SUCH A DEFINITIVE AGREEMENT WILL BE IN FORM AND CONTENT SATISFACTORY TO ALL PARTIES.

If the foregoing is acceptable and sets forth our mutual understandings concerning these matters, please indicate your approval by signing, dating, and returning a copy of this letter of intent to the undersigned on or before 5:00 p.m., Eastern Time, on April 30, 2024.

CUENTAS INC.

By:	/s/ Arik Maimon
Arik Maimon
Chairman and Chief Executive Officer
5/1/2024

ACCEPTED AND AGREED TO

THIS 30th DAY OF APRIL, 2024

SEKUR PRIVATE DATA LTD.

By:	/s/ Alain Ghiai
Alain Ghiai
Chairman & CEO
4/30/2024

Appendix A

1.	Board Membership of SWISF to be increased to five members, of which two will be nominated by management. The two directors to be nominated shall be Shalom Arik Maimon or his representative Michael De Prado. Upon successful funding, BOD members will be compensated similarly to other directors of SWISF.

Appendix B

1.	SPA Terms to be developed.

2.	Both issuances should close concurrently. Should the SPA close before the MVNO Exchange, the MVNO Exchange transaction shall be irreversible.